Putnam Global Dividend Fund, November 30, 2017, final report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A				  297
Class B		  		   15
Class C		    		   50
Class M		     	   	   12

72DD2

Class Y		    		  148

73A1

Class A			     	0.293
Class B			     	0.234
Class C	      	     		0.226
Class M	      	     		0.235


73A2

Class Y			     	0.314


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.